UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2015

LEXINGTON REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-12386	13-3717318
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, Suite 4015, New York, New York		10119-4015
(Address of principal executive offices)		(Zip Code)

(212) 692-7200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

___    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2015, the Compensation Committee of the Board of Trustees of Lexington Realty Trust, or the Trust, granted the following annual cash incentive awards to the named executive officers of the Trust.

Name and Title	Award Amount
T. Wilson Eglin, Chief Executive Officer and President	$720,000
Patrick Carroll, Executive Vice President, Chief Financial Officer and Treasurer	$410,000
E. Robert Roskind, Chairman	$520,000
Richard J. Rouse, Vice Chairman and Chief Investment Officer	$520,000
Joseph S. Bonventre, Executive Vice President, General Counsel and Secretary	$305,000

A portion of the annual cash incentive award equal to one twenty-fourth of the executive's annual base salary was paid in cash on December 15, 2014 pursuant to existing company practice. The remainder of the annual cash incentive award will be paid in January 2015.

Pursuant to the 2011 Equity-Based Award Plan, the Compensation Committee granted annual long-term incentive awards to the named executive officers of the Trust consisting of performance-based non-vested shares and service-based non-vested shares.  Vesting for performance-based non-vested shares is tied to the Trust’s total shareholder return relative to other REITs for the three-year period beginning January 1, 2015 and ending December 31, 2017, and is subject to the named executive officer's continued employment and, as applicable, any employment agreement or written severance policy that is in effect. Performance comparisons for performance-based non-vested shares are made relative to all REITs in the FTSE NAREIT All Equity REITs Index and the Trust's competitor peer group (initially consisting of American Realty Capital Properties, Inc.; Chambers Street Properties; EPR Properties; Getty Realty Corp.; Gramercy Property Trust, Inc.; Monmouth Real Estate Investment Corporation; National Retail Properties, Inc.; Realty Income Corporation; Select Income REIT; Spirit Realty Capital, Inc.; Stag Industrial, Inc.; and W.P. Carey Inc.) on an equal weighted-basis.  Threshold performance is set at the 33rd percentile, target performance at the 50th percentile, and maximum performance at the 75th percentile versus the respective group. No performance-based shares are earned for results below the threshold level. Straight-line interpolation is used to determine awards for results between performance levels. A pro-rata portion of the service-based non-vested shares vest annually over three years, and is subject to the named executive officer's continued employment and, as applicable, any employment agreement or written severance policy that is in effect. The annual long-term non-vested shares incentive award is as follows:

	Performance-Based Opportunity			Service-Based Award	Split Performance/ Service(1)
Name	Threshold	Target	Maximum
T. Wilson Eglin	$530,250	$1,060,500	$2,121,000	$454,500	70/30
Patrick Carroll	$238,000	$476,000	$952,000	$204,000	70/30
E. Robert Roskind	$161,000	$322,000	$644,000	$138,000	70/30
Richard J. Rouse	$266,000	$532,000	$1,064,000	$228,000	70/30
Joseph S. Bonventre	$171,500	$343,000	$686,000	$147,000	70/30
_________________________________________________
(1) At Target.

The number of performance-based non-vested shares (maximum) and service-based non-vested shares granted was based on the closing price of our common shares on January 8, 2015, which was $11.23 per share; with the number of performance-based non-vested shares rounded to the nearest share and the number of service-based non-vested shares rounded up to the nearest 10 shares. The named executive officers are entitled to receive dividends on service-based non-vested common shares.  Dividends payable on performance-based non-vested common shares accrue and are only payable to the named executive officers if and to the extent the shares vest.

The non-vested common share awards granted to each executive are governed by a Nonvested Share Agreement. The foregoing description of the Nonvested Share Agreement is qualified in its entirety by reference to form of Nonvested Share Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which we refer to as this Current Report.

Item 8.01.	Other Events.
Pursuant to the Indenture, dated as of January 29, 2007, among the Trust, certain subsidiaries of the Trust and U.S. Bank National Association, as trustee, or the Trustee, as supplemented by the Fourth Supplemental Indenture, dated as of December 31, 2008, the Sixth Supplemental Indenture, dated as of January 26, 2010, the Seventh Supplemental Indenture, dated as of September 28, 2012, the Eighth Supplemental Indenture, dated as of February 13, 2013, the Ninth Supplemental Indenture, dated as of May 6, 2013, the Tenth Supplemental Indenture, dated as of June 13, 2013, and the Tenth Supplemental Indenture, dated as of September 30, 2013, the Trust gave notice to the Trustee that the conversion rate on the Trust's 6.00% Convertible Guaranteed Notes due 2030 has adjusted, effective January 1, 2015, to a current conversion rate of 151.5965 common shares per $1,000 principal amount of the notes, representing a conversion price of $6.60 per common share.
On January 8, 2015, the Trust issued a press release containing an update of fourth quarter 2014 transaction activity. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference solely for purposes of this Item 8.01 disclosure.
The information furnished pursuant to this “Item 8.01 - Other Events” shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing made by the Trust under the Exchange Act or Securities Act of 1933, as amended, regardless of any general incorporation language in any such filing, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)        Exhibits

10.1	Form of Nonvested Share Agreement (Performance and Service)

99.1	Press release issued January 8, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lexington Realty Trust

Date: January 9, 2015	By:	/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer

Exhibit Index

10.1	Form of Nonvested Share Agreement (Performance and Service)

99.1	Press release issued January 8, 2015